Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into effective this 16th day of January 2006, between Celsion Corporation (hereinafter “Celsion”) and Dr. Augustine Cheung (hereinafter “Dr. Cheung”), who are collectively referred to herein as the “Parties.”

WHEREAS the Parties desire and agree to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes that do, or could relate thereto or arise out of their employment relationship or severance thereof, without any admission of liability or finding or admission that any of Dr. Cheung’s or Celsion’s rights, under any statute, claim or otherwise, were in any way violated. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. The Parties agree that Dr. Cheung’s employment as the Chief Science Officer and his position as a Director of Celsion voluntarily terminate effective January 16, 2006. The Parties further agree that they will cooperate regarding all announcements of the Dr. Cheung’s decision to depart from Celsion and that neither party will issue any release without consulting with and obtaining the consent of the other Party regarding the statements to be contained therein. The Parties agree that they will not unreasonably withhold consent to such announcements.

2. In consideration of Dr. Cheung’s promises in this Agreement, Celsion agrees that the provisions of paragraphs 5(b)(1) and (4) of Dr. Cheung’s January 1, 2004 Employment Agreement will not be enforced by it against Dr. Cheung, and he will be released from his obligations thereunder, solely insofar as the restrictions contained in those paragraphs relate to the Adaptive Phased Array (“APA”) technology being transferred by Celsion to Celsion (Canada) Limited for the treatment of breast cancer. In all other respects, the provisions of Paragraph 5 of Dr. Cheung’s Employment Agreement are incorporated herein as if written here in full and remain in effect.

3. As further consideration for this Agreement, Celsion agrees that Dr. Cheung’s stock options, as described in Paragraph 3(c) of his January 1, 2004 Employment Agreement with Celsion, shall vest immediately and remain fully exercisable in accordance with their respective terms.

4. Dr. Cheung agrees and acknowledges that Celsion owes him no wages, benefits, compensation, property, stock or money of any kind or nature relating to his employment with Celsion under the terms of his January 1, 2004 Employment Agreement with Celsion, except as expressly provided herein.

5. Celsion agrees that Dr. Cheung has fully performed his obligations under the terms of his January 1, 2004 Employment Agreement with it and that, except as provided herein with respect to Paragraph 5 thereof, he does not owe Celsion further performance thereunder.

6. Dr. Cheung agrees that upon the separation of his employment with Celsion, he will surrender to Celsion every item and every document that is Celsion’s property (including but not limited to keys, records, vehicles, computers, peripherals, computer files and disks, notes, memoranda, software, data, inventory and equipment) or contains Company information, in whatever form. All of these materials are the sole and absolute property of Celsion.

7. Dr. Cheung hereby agrees that he will, and hereby does, forever and irrevocably release and discharge Celsion, its officers, directors, employees, agents, affiliates, parents, subsidiaries, divisions, predecessors, purchasers, assigns, representatives, successors, successors in interest, and customers from any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, contracts, promises, damages, judgments, expenses, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation his separation of employment. This is a General Release. Dr. Cheung expressly acknowledges that this General Release includes, but is not limited to, Dr. Cheung’s intent to release Celsion from any claim relating to his employment at Celsion, including, but not limited to, tort and contract claims, arbitration claims, statutory claims, claims under any state or federal wage and hour law or wage collection law, and claims of age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, retaliation, or any other claim of employment discrimination under the Age Discrimination in Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Annotated Codes of Maryland, and any other law prohibiting employment discrimination.

8. Dr. Cheung agrees not to sue Celsion or to join in any lawsuit against Celsion, or any other person or entity specified in Paragraph 7, concerning any matter which arose prior to the date of this Agreement.

Dr. Cheung further agrees and covenants not to make, file, assist or encourage others in making or filing any lawsuits, complaints, or other proceedings, including but not limited to any suits in the local or state courts, the United States federal District Courts or any other court, against Celsion, or any other person or entity specified in Paragraph 7, and that, as to any such lawsuits, complaints, or other proceedings which have already been made or filed by or on behalf of Dr. Cheung, Dr. Cheung agrees to withdraw or dismiss with prejudice immediately all such lawsuits.

9. Celsion hereby forever releases and irrevocably discharges Dr. Cheung from any and all claims, demands, debts, actions, causes of action, obligations, damages and liabilities which it has ever had, now has or could have with respect to him, arising from or relating in any way, directly or indirectly, to his employment with or separation from Celsion, Celsion expressly acknowledges that this constitutes a General Release in tort, contract and under any federal, state or local law with respect to such matters.

10. Dr. Cheung agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render him a prevailing party for any reason, including but not limited to an award of attorney’s fees or costs under any statute or otherwise.

11. Dr. Cheung represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Celsion or portion thereof or interest therein, and that any such claim is not assignable or transferable.

12. The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the assigns, personal representatives, heirs, executors, and administrators of Dr. Cheung and the assigns, personal representatives, heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, representatives, directors and employees of Celsion, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises or terms among the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

13. The Parties further agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The state courts of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

14. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

15. If Celsion seeks a restraining order, injunction or any other relief, including but not limited to damages, against Dr. Cheung as a result of his breach of any provision of this Agreement, and recovers any such relief, Dr. Cheung shall reimburse Celsion for the attorney’s fees, costs and other expenses it incurred obtaining that relief (even if other relief were denied).

16. Dr. Cheung represents that he has read this Agreement, that he understands all of its terms, that he had a reasonable amount of time to consider his decision to sign it, that he had the opportunity to discuss the terms of this Agreement with an attorney of his choice, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of Celsion’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will and with knowledge of its meaning and effect.

17. Dr. Cheung understands that he has had twenty-one (21) days from the date of his receipt of this Agreement, to consider his decision to sign it with respect to claims arising under the ADEA. Dr. Cheung expressly agrees that any changes made will not restart the 21 day period for considering whether to sign this Agreement as to such claims. By signing this Agreement, Dr. Cheung expressly acknowledges that his decision to sign this Agreement was knowing and voluntary, not induced by fraud, misrepresentation, or improper means, and of his own free will.

18. Dr. Cheung acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed.

19. Celsion hereby advises Dr. Cheung to consult with an attorney prior to executing this agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the day and year first above written.

/s/ Augustine Cheung	1-16-06
Dr. Augustine Cheung	Date

/s/ Lawrence S. Olanoff	1-16-06
Dr. Lawrence S. Olanoff	Date
For: Celsion Corporation

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